Exhibit 99.11

Press Release	Source: Integral Technologies, Inc.

Integral and Jasper Issue Update on ElectriPlast(TM) Product and Development
Tuesday November 20, 1:37 pm ET

BELLINGHAM, Wash.--(BUSINESS WIRE)--Integral Technologies, Inc.’s (OTCBB:ITKG - News) (“Integral”) and Jasper Rubber Products, Inc. (“Jasper” or “Jasper Rubber”), through their CEO’s William Robinson and Douglas Mathias respectively, today made the following comments relating to Integral’s ElectriPlast™ product and the commercialization progress which has been made since Jasper became Integral’s manufacturing partner.

From Integral;

Since our last statement to the Company’s shareholders we have continued on our path to 1/ advance our product, ElectriPlast™, both technically and in its manufacturability, so as to be able to deliver a world class product to a growing and varied customer base for a variety of applications, 2/ we have achieved this by securing a manufacturer of ElectriPlast™ pellets, Jasper Rubber (www.jasperrubber.com), 3/ protect our intellectual property surrounding our ElectriPlast™ technology by obtaining patent approvals and 4/ file new patents on applications as they are discovered.

We have been able to reach this point through the efforts of our manufacturing partner Jasper Rubber. Not only has Jasper refined and solidified the production process of ElectriPlast™ but Jasper personnel have provided valuable administrative support in the areas of sales, engineering, pricing, and quality control.

We are pleased to report that we are successfully conquering these goals, and we believe that Integral is now able to deliver its ElectriPlast™ product to its customers. This will now allow us to establish ourselves as the only possessor of the most highly electrically conductive resin based material in the world today.

Intellectual Property Portfolio

The Company continues to expand and develop its IP, Patents and Patent Pending portfolio around its ElectriPlast™ technology. To date, the Company has submitted for approval 118 patents based on ElectriPlast™ and its varied uses. We have received 36 patents on ElectriPlast™ applications, 32 have been issued, 4 have been allowed and are awaiting issuance, and 82 are pending. This is an increase of 20 over last year, and the Company expects the allowed to increase in 2008 as several applications will fall within the three year time frame it usually takes to finish the patent process. Therefore, we believe that the progress that has been made securing our intellectual property is of paramount importance to our future, and the long term value creation for our shareholders.

Product Advancement

Integral has spent several years developing and perfecting our breakthrough technology ElectriPlast™. In the past the Company only had the ability to blend small batches of product in order to share our technology with potential customers. This hampered our ability to develop and expand not only our customer base but our material science into the more popular resins. This has now been rectified with the exclusive manufacturing agreement, signed this past summer, between Jasper Rubber of Jasper Indiana and Integral. This joint manufacturing venture has now allowed us the ability to expand our product development so we can offer a variety of popular resins, based on the ElectriPlast™ technology.

We have now compounded 19 different plastic materials, but the process and product mix are much more complex than just compounding some resin. We have experimented with different pellet sizes, and with multiple variances of the form factor characteristics that come from these tests. These numerous factors together, would each be a separate raw material formulation. While we have blended 19 base resins, when considering the number of variables it would be result in near 100 new proprietary formulations. For example, we may have one resin with a dozen variables, so that one base plastic would be responsible for 13 formulas in our data base.

Marketing Activities

We continue to receive requests and needs for highly conductive polymers from all parts of the globe on a variety of applications as varied as our current patent portfolio. With the refinement of our manufacturing process now completed we have been able to present ElectriPlast™ to our patient customer base. This is accomplished by first, establishing a non-disclosure agreement between all parties. This allows the flow of information to be shared in order to understand what material needs might be used on a particular project. Samples in the form of ElectriPlast™ plaques or pellets will then be sent to a customer with processing data. We also have the capability and capacity to have molds built and parts molded or extruded should the customer need. This facilitation has allowed us with confidence to produce, deliver and demonstrate a material that a customer can then use to begin their research and development. A number of companies have visited Jasper and are currently molding parts and or establishing a research and development phase.

Client Specific Application Development

The ElectriPlast™ sales cycle process is arduous. It begins with testing and continues through engineering, design, tooling, inventory adjustment, production part testing and finally the purchase order.

We are working with 43 potential customers at the present time in the market areas of: Antenna, Apparel, Appliance, Audio & Visual, Automotive, Battery, Cable, Computer, Electrical, Heating, Heavy Equipment, Industrial, LED’s, Military, Mining & Construction, Power Delivery, Shielding, Sporting Goods, and Wiring.

With Jasper currently able to produce in excess of 50,000 pounds of ElectriPlast™ per month we are in a position to receive sales orders and deliver upon such.

Manufacturing

Through our new relationship with Jasper Rubber, founded in 1949, we have secured a manufacturer of innovative rubber and plastics development.

Jasper manufactures a full range of products under three facilities totally 330,000 square feet with an 800 person work force. Jasper currently manufactures a variety of goods for major appliance, oil filter, and automotive industries including several Fortune 500 companies. Since our exclusive manufacturing agreement was completed with Jasper several important steps have been taken. Jasper purchased state of the art machinery which has been integrated into their premises. The equipment although readily available had to be changed and in many instances had to be customized to meet exact specification in order to produce an ElectriPlast™ pellet. This work was done by Jasper’s experienced work force. The machinery development stage has now been implemented and future equipment modifications and expansion will be much easier.

Our focus for 2008

2007 has been a busy year for Integral and Jasper. We have established and implemented an exclusive manufacturing agreement, bought and customized newly acquired pelletizing machinery and completed tests on this machinery in order to finalize an agreement on a pricing matrix from Jasper to Integral. We will continue to expand our sales and marketing activities, focusing primarily on customer needs based on the ElectriPlast™ technology. That said; we believe that the bulk of our sales activities will be conducted through partners and third party suppliers with established industry distribution.

While sales and marketing are becoming the key area of focus for us going forward, we realize that our most valuable asset is our technology. It is important that we maintain our leading industry position and continue to invest in innovation. This objective will be implemented by expanding and protecting our intellectual property, while sharing the cost of innovation with our partners and customers.

From Jasper

The year 2007 has been filled with enthusiasm and hard work by many individuals marketing and manufacturing ElectriPlast™. The sales effort is developing at a controlled pace as it moves from communicating the initial capabilities of the material to new customers, into designing, prototyping and testing of new applications. These efforts are time-consuming, but necessary, as new designs must be created and proven, due to the innovative nature of ElectriPlast™. Also, the new design must be manufactured and tested before production tooling and commercialization can occur. The basic manufacturing techniques have been established and the equipment is currently being utilized for material development and prototyping. We continue to be excited about the future of ElectriPlast™ and believe 2008 will lead us to commercial success.

Conclusion:

In conclusion, with interest having been received for hundreds of applications of ElectriPlast™ from Fortune 500 companies in industries such as automotive, aircraft manufacturing, communications, computers, consumer electronics, medical devices and others, we believe that Integral has moved from the R&D stage of the development of its ElectriPlast™ technology to the next phase being a commercial enterprise.

On behalf of Integral Technologies and Jasper Rubber we would like to thank you for your continued support. It has been an exciting run and we look forward to a very productive 2008.

Yours sincerely,

William Robinson, Chairman & CEO	Doug Mathias, CEO & President

Integral Technologies, Inc.	Jasper Rubber Products, Inc.

Integral Technologies

Integral Technologies, Inc. is the developer of an innovative electrically conductive resin-based material called “ElectriPlast™,” a highly conductive recipe that can be molded into virtually any shape or dimension associated with the range of plastics, rubbers and other polymers. Our IP consists of ElectriPlast™ and over 118 applications of ElectriPlast™ in various industries. To date, we have received 36 patents on ElectriPlast™ applications, 32 have been issued, 4 have been allowed and are awaiting issuance, and 82 are pending. Various examples of industries where ElectriPlast™ can be used are antennas, shielding, lighting, circuitry, switch actuators, resistors, and medical devices, to name just a few. The company is currently introducing these new products and ElectriPlast™ technology on a global scale.

This press release contains “forward-looking statements” within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, and (3) other factors detailed in the company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that the transaction described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more detailed information on the company and the technologies described above please visit our web site at www.itkg.net or contact Shareholder Relations at 888-666-8833 or The Investor Relations Group, at 212-825-3210. To review the company’s filings with the SEC, please go to www.sec.gov.

Contact:
Integral Technologies, Inc.
Michael Pound, 888-666-8833
__________________
Source: Integral Technologies, Inc.